UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  03/16/2007

Analytical Surveys, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-13111

CO	84-0846389
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8610 N. New Braunfels
Suite 205
San Antonio, TX 78217
(Address of principal executive offices, including zip code)

210-657-1500
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 8.01.    Other Events

On March 13, 2007, the Company issued a press release announcing that it entered into a letter of intent with Ecowood, Inc. (“Ecowood”) to combine the companies in a tax-free, all stock merger to form an environmentally friendly, diversified natural resource company.

The new combined company will focus on Ecowood’s core business of hardwood log recovery from the Amazon River system. The recovery process not only cleanses the river system and relieves pressure on the living rainforest, but also provides high-quality, commercial hardwood logs that are used to produce furniture, hardwood floors, and other wood-based products. The combined company will continue to operate the ASI Energy business, which is focused on the discovery of oil and natural gas resources, as a wholly owned subsidiary.

Ecowood will contribute assets to the combined new company that include property, customer contracts, and exclusive licenses and permits to salvage logs from several of the major rivers in Northern Brazil, principally the Amazon River. The new company will also benefit from an existing financing package that provides access to more than $200 million for future investment and working capital.

The companies expect to execute a definitive merger agreement by March 16, 2007. The final transaction will be subject to approval by ASI shareholders, the satisfaction of customary closing conditions and regulatory review and approvals from NASDAQ and the Securities and Exchange Commission, among others. Pending all approvals, the companies expect the transaction to be completed during the second quarter of calendar 2007.

A copy of the press release and the letter of intent is furnished as Exhibits 99.1 and 99.2 to this report.

Item 9.01.    Financial Statements and Exhibits

(d)           Exhibits
The following exhibits relating to 8.01 shall be deemed to be furnished, and not filed:
99.1  Press Release dated March 13, 2007.
99.2  Letter of intent dated March 12, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Analytical Surveys, Inc.

Date: March 16, 2007	By:	/s/ Lori Jones
Lori Jones
CEO

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release dated March 13, 2007
EX-99.2	Letter of intent dated March 12, 2007